Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-3

(Form Type)

SONO-TEK CORPORATION

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)(4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity (1)	Common Stock ($.01 par value)	Rule 457(o)	—	—	—	—	—
	Other (1)	Warrants	Rule 457(o)	—	—	—	—	—
	Other (1)	Rights	Rule 457(o)	—	—	—	—	—
	Other (1)	Units	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf (1)	—	Rule 457(o)	—	—	$15,000,000.00	$0.0000927	$1,390.50
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$15,000,000.00	$0.0000927	$1,390.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,390.50

(1)	Represents securities that may be sold from time to time in one or more offerings by Sono-Tek Corporation (the “Registrant”).
(2)	There are being registered hereunder an indeterminate number of shares of common stock, warrants to purchase common stock, rights to purchase common stock and units as shall have an aggregate initial offering price not to exceed $15,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered hereunder also include such indeterminate number of shares of common stock as may be issued upon exercise of warrants. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for each type of security will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of by the Registrant of the securities registered hereunder.
(4)	Estimated solely for purposes of calculating the registration fee.